EXHIBIT 10.17

AVID TECHNOLOGY, INC.
AMENDMENT NO. 1 TO 2005 AMENDED AND RESTATED STOCK OPTION PLAN

Adopted by the Board of Directors, May 10, 2013

Pursuant to Section 3(a) of the Amended and Restated 2005 Stock Option Plan (the “Plan”) of Avid Technology, Inc. (the “Company”), the Plan is hereby amended as set forth below. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Plan.
The Definition of “Outside Director” in Section 6(a) of the Plan is hereby amended to read as follows:
An “Outside Director” is a member of the Board who is not then (i) an employee of the Company or any subsidiary of the Company, (ii) the beneficial owner of 10% or more of the outstanding Common Stock of the Company (a “Significant Stockholder”) or (iii) a controlling stockholder, member or partner of a Significant Stockholder.